NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Vice President, Finance and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS – March 9, 2010 - NL Industries, Inc. (NYSE:NL) today reported a net loss attributable to NL stockholders of $.9 million, or $.02 per share, in the fourth quarter of 2009 compared to net income of $36.3 million, or $.75 per diluted share, in the fourth quarter of 2008.  For the full year 2009, NL reported a net loss attributable to NL stockholders of $11.8 million, or $.24 per share compared to net income of $33.2 million, or $.68 per diluted share, for 2008.

Net sales decreased 22% in the fourth quarter of 2009 as compared to the fourth quarter of 2008, and decreased 30% in 2009 compared to 2008.  The decreases were principally due to lower order rates from many of CompX’s customers resulting from the economic slowdown in North America.  Net sales were also impacted by relative changes in currency exchange rates, which increased sales by $.2 million for the quarter and decreased sales by $.8 million for the year.  Loss from operations attributable to CompX was $2.0 million in the fourth quarter of 2009 compared to income from operations of $3.1 million in the same period of 2008.  During the third quarter of 2008, we recorded a noncash impairment charge of $10.1 million for our marine components reporting unit.  Excluding this goodwill impairment charge, income from operations attributable to CompX decreased in 2009 to a loss of $4.0 million compared to income $15.4 million in 2008.  The decrease is primarily due to reduced coverage of overhead and fixed manufacturing costs as well as selling and general administrative costs as a result of lower sales volumes and approximately $2.1 million and $4.6 million in patent litigation expenses incurred in the fourth quarter and full year, respectively, of 2009.  Changes in currency exchange rates negatively impacted component products income from operations comparisons by a negligible amount for the quarter and year in 2009 compared to the same periods in 2008.

Kronos’ net sales of $301.9 million in the fourth quarter of 2009 were $55.0 million, or 22%, higher than in the fourth quarter of 2008.   Net sales of $1,142.0 million for the full year of 2009 were $174.9 million, or 13%, lower than in the full year of 2008.  Kronos’ net sales increased in the fourth quarter of 2009 primarily due to higher TiO2 sales volumes and the favorable effect of fluctuations in currency exchange rates, which increased sales by approximately $20 million, partially offset by lower average selling prices.  For the full year period, Kronos’ net sales were lower in 2009 primarily due to lower sales volumes and lower average selling prices and the unfavorable effect of fluctuations in currency exchange rates, which decreased sales by approximately $35 million.  Although average selling prices were 5% lower in the fourth quarter of 2009 as compared to the fourth quarter of 2008, Kronos’ average selling prices at the end of the fourth quarter 2009 were 2% higher than at the end of the third quarter 2009.  The table at the end of this release shows the impact of each of these items on Kronos’ sales.

Kronos’ income from operations decreased by $8.6 million from $19.9 million in the fourth quarter of 2008 to $11.3 million in the fourth quarter of 2009.  For the full year, Kronos’ income from operations decreased by $62.9 million from $47.2 million in 2008 to a loss from operations of $15.7 million in 2009.  Kronos’ income from operations decreased in the fourth quarter of 2009 as compared to the fourth quarter of 2008 due to lower average TiO2 selling prices and the unfavorable effect of fluctuations in currency exchange rates, which decreased income from operations by approximately $10 million.  For the full year 2009, income from operations declined primarily due to the negative effects of production curtailments in the first half of the year, which resulted in higher manufacturing costs per ton of pigment production during the year, as well as to the effect of lower sales volumes and lower average TiO2 selling prices.  This was partially offset by lower maintenance costs and the favorable effects of fluctuations in currency exchange rates, which increased Kronos’ income from operations by approximately $40 million.  Kronos’ TiO2 production volumes were 1% lower in the fourth quarter of 2009 and 22% lower in the full year 2009 as compared to the same periods in 2008.

Kronos’ income tax benefit in 2008 includes a $7.2 million (NL’s equity interest was $1.7 million, or $.03 per diluted share, net of tax) non-cash deferred income tax benefit related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to its German operations and an increase in the amount of its German corporate and trade tax net operating loss carryforwards.  Kronos’ income tax benefit in 2009 includes a $4.7 million (NL’s equity interest was $1.1 million, or $.02 per share, net of tax) non-cash deferred income tax benefit in the fourth quarter related to a net decrease in its reserve for uncertain tax positions.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  These recoveries aggregated $4.6 million in 2009 ($3.0 million, or $.06 per share, net of income taxes) and $9.6 million in 2008 ($6.2 million, or $.13 per share, net of income taxes).

Litigation settlement gains of $48.8 million ($31.5 million, or $.65 per diluted share, net of income taxes) in the fourth quarter of 2008 and $11.3 million ($7.3 million, or $.15 per share, net of income taxes) in the second quarter of 2009 relate to the first and second closings, respectively, associated with the settlement of condemnation proceedings on certain real property we formerly owned that is subject to environmental remediation.

Corporate expenses were lower in the fourth quarter and full year of 2009 as compared to the same periods of 2008 primarily due to lower litigation and related expenses and lower environmental expenses offset in part by higher defined benefit pension expense.

Interest income in 2008 includes $4.3 million ($.06 per share) related to interest received in the second quarter related to certain escrow funds.

The goodwill impairment charge of $10.1 million discussed above is non-deductible goodwill for income tax purposes.  Accordingly, there is no income tax benefit associated with the impairment charge.  Our income tax expense in 2008 includes a $2.1 million ($.04 per diluted share) benefit related to a net reduction in our reserve for uncertain tax positions.  Our income tax benefit in 2009 includes a $.6 million ($.01 per share) benefit related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products,
•	The extent of the dependence of certain of our businesses on certain market sectors,
•	The cyclicality of our businesses (such as Kronos’ titanium dioxide pigments (“TiO2”) operations),
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),

•	Changes in raw material and other operating costs (such as energy and steel costs),
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products),

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Competitive products and substitute products, including increased competition from low-cost manufacturing sources (such as China),
•	Customer and competitor strategies,
•	Potential consolidation or solvency of our competitors,
•	Demand for office furniture,
•	Demand for high performance marine components,
•	Substitute products,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Service industry employment levels,
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar),
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amounts of insurance recoveries,
•	Our ability to maintain sufficient liquidity,
•	The extent to which our subsidiaries were to become unable to pay us dividends,
•	CompX’s and Kronos’ ability to renew or refinance credit facilities,
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Uncertainties associated with new product development,
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria,
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations),

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products),

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters) and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2008	2009	2008	2009
	(Unaudited)

Net sales	$37.4	$29.0	$165.5	$116.1
Cost of goods sold	29.2	23.2	125.7	92.3

Gross margin	8.2	5.8	39.8	23.8

Selling, general and administrative expense	5.6	7.7	24.8	26.7
Other operating income (expense):
Insurance recoveries	7.2	.5	9.6	4.6
Assets held for sale write-down	-	-	-	(.7)
Goodwill impairment	-	-	(10.1)	-
Litigation settlement gains	48.8	-	48.8	11.3
Corporate expense and other, net	(10.6)	(9.3)	(24.5)	(23.9)

Income (loss) from operations	48.0	(10.7)	38.8	(11.6)

Equity in net income (loss) of Kronos Worldwide, Inc.	2.5	1.9	3.2	(12.5)

General corporate items:
Interest and dividend income	1.1	.7	8.0	2.8
Interest expense	(.6)	(.3)	(2.4)	(1.1)

Income (loss) before income taxes	51.0	(8.4)	47.6	(22.4)

Provision for income taxes (benefit)	14.6	(7.4)	14.8	(10.3)

Net income (loss)	36.4	(1.0)	32.8	(12.1)

Noncontrolling interest in net income (loss)	.1	(.1)	(.4)	(.3)

Net income (loss) attributable to NL stockholders	$36.3	$(.9)	$33.2	$(11.8)

Net income (loss) per basic and diluted share	$.75	$(.02)	$.68	$(.24)

Basic and diluted average shares outstanding	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2009	2008	2009

CompX – component products	$3.1	$(2.0)	$5.3	$(4.0)
Insurance recoveries	7.2	.5	9.6	4.6
Litigation settlement gain	48.8	-	48.8	11.3
Corporate expense and other, net	(11.1)	(9.2)	(24.9)	(23.5)

Income (loss) from operations	$48.0	$(10.7)	$38.8	$(11.6)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended December 31, 2009 vs. 2008	Year ended December 31, 2009 vs. 2008
Percentage change in sales:
TiO2 product pricing	(5)%	(1)%
TiO2 sales volume	25%	(7)%
TiO2 product mix	(6)%	(2)%
Changes in currency exchange rates	8%	(3)%

Total	22%	(13)%